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                                                                     Exhibit (1)

                      Consent of Independent Accountants



To the Board of Trustees of
Steadman Technology and Growth Fund



          We consent to the inclusion in Post-Effective Amendment No. 11 to the Registration Statement of Steadman Technology and Growth Fund (the"Fund") on Form N-1A (File Number 811-1542)of our report dated August 18, 1995, on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the period ended June 30, 1995 which is included in the Registration Statement. We also consent to the reference of our firm under the caption "Independent Accountants" in the Statement of Additional Information.



                                       /s/   Coopers & Lybrand L.L.P.



Baltimore, Maryland
October 24, 1995